Exhibit 10.1

EMPLOYERS HOLDINGS, INC.
EQUITY AND INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the "Agreement"), is made effective as of ____________ (the "Date of Grant"), between Employers Holdings, Inc. (the "Company") and the individual named as the grantee on the signature page hereto (the "Grantee").  Capitalized terms not defined herein will have the meanings ascribed to such terms in the Company Equity and Incentive Plan, as amended from time to time (the "Plan").  To the extent that there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan will govern.

1.           Grant of Restricted Stock Units.  The Company hereby grants to the Grantee, subject to adjustment as set forth in the Plan, __________________ Restricted Stock Units (the "RSUs").  The RSUs shall be subject to the terms and conditions set forth herein and, to the extent applicable, the Plan.

2.           Vesting of Restricted Stock Units.

    (a)           Subject to Sections 2(b) and 2(c) below, the RSUs shall become vested as to 25% of the RSUs on each of the first four anniversaries following the Date of Grant, provided that the Grantee has been continuously employed by the Company or any Subsidiary of the Company through the relevant vesting dates and subject to accelerated vesting as set forth in Section 3 below and Section 7 of the Plan.

    (b)           Termination of Employment by Reason of Death or Disability.  If the Grantee's employment with the Company and any Subsidiary of the Company terminates by reason of death or the Grantee's total and permanent disability (as defined in any agreement between the Grantee and the Company or, if no such agreement is in effect, as determined by the Committee (or its delegate) in its good faith discretion), then the RSUs shall become fully vested as of such date of termination.

    (c)           Termination of Employment other than by Reason of Death or Disability.  Subject to Section 3 below, if the Grantee's employment with the Company and any Subsidiary of the Company terminates for any reason other than by reason of death or the Grantee's total and permanent disability, then all of the Grantee's unvested RSUs shall immediately be forfeited and canceled as of such date without consideration.

3.           Change in Control Provisions.  In the event of a Change of Control:

    (a)           If RSUs Are Assumed.  If the RSUs are assumed or substituted for in connection with a Change in Control, then, upon the termination of the Grantee’s employment without Cause during the 24-month period following such Change in Control, (i) such RSUs shall become fully vested, (ii) any restrictions, payment conditions, and forfeiture conditions applicable to such RSUs shall lapse, and (iii) any performance conditions imposed with respect to such RSUs shall be deemed to be fully achieved.

    (b)           If RSUs Are Not Assumed.  With respect to outstanding RSUs that are not assumed or substituted in connection with a Change in Control, upon the occurrence of the Change in Control (i) such RSUs shall become fully vested, (ii) any restrictions, payment conditions, and forfeiture conditions applicable to any such RSUs shall lapse, and (iii) any performance conditions imposed with respect to such RSUs shall be deemed to be fully achieved.

    (c)           Definition of Assumed or Substituted For.  For purposes of this Section 3, RSUs shall be considered assumed or substituted for if, following the Change in Control, such RSUs remain subject to the same terms and conditions that were applicable to such units immediately prior to the Change in Control, except that such units confer the right to receive, for each such unit the consideration (whether stock, cash or other securities or property) received in the Change in Control by holders of shares of Stock for each share of Stock held on the effective date of the Change in Control (and if holders were offered a choice of consideration, the type of consideration chosen by the greatest number of holders of the outstanding shares).  Such assumption or substitution shall comply with the applicable provisions of section 409A of the Code.

    (d)           Discretionary Cashout.  Notwithstanding any other provision of the Plan or this Agreement, in the event of a Change in Control, the Committee may, in its discretion, provide that upon the occurrence of the Change in Control, the RSUs shall be cancelled in exchange for a payment in an amount equal to (i) the consideration paid per share of Stock in the Change in Control multiplied by (ii) the number of RSUs granted hereunder that had not been settled as of such date.  Such payment shall be made within 30 days following such Change in Control.

4.           Settlement of RSUs.  Unless otherwise provided in Section 3 above or in the Plan, including, without limitation, by reason of a Change in Control, the RSUs shall be settled in whole shares of Stock (i.e., the Grantee shall receive one share of Stock for each RSU) within 30 days following the date such RSUs become vested.

5.           No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving the Grantee the right to continue in the employ or service of the Company or any Subsidiary of the Company or to be entitled to any remuneration or benefits not set forth in the Plan, this Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee's employment.

6.           Legend on Certificates.  The certificates representing the whole shares of Stock issued in settlement of the RSUs that are delivered to the Grantee pursuant to Section 4 of the Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may determine is required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Stock are listed, any applicable federal or state laws and the Company's Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7.           Transferability.  An RSU may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary of the Company; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8.           Tax Withholding.   The Company shall have the power and the right to deduct or withhold from the grant of RSUs, or require the Grantee or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.  Without limiting the foregoing, the Company shall be entitled to require, as a condition of delivery of the shares of Stock in settlement of the RSUs, that the Grantee agree to remit an amount in cash sufficient to satisfy all then current and/or estimated future federal, state and local withholding, and other taxes relating thereto.

9.           Securities Laws.  Upon the acquisition of any shares of Stock pursuant to the settlement of the RSUs, the Grantee will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10.         Notices.  Any notice under this Agreement shall be addressed to the Company in care of the Chief Legal Officer, addressed to the principal executive office of the Company and to the Grantee at the address last appearing in the records of the Company for the Grantee or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of laws provisions thereof.

12.         Restricted Stock Units Subject to Plan.  By entering into this Agreement the Grantee agrees and acknowledges that the Grantee has received and read a copy of the Plan.  The RSUs and the Shares issued upon settlement thereof are subject to the Plan, which is hereby incorporated by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail.

13.         No Stockholder Rights.  The Grantee shall have no rights of a stockholder of the Company with respect to the RSUs, including, but not limited to, the rights to vote and receive ordinary dividends other than the dividend equivalents described in paragraph 1 above, until the date of issuance of a stock certificate for such shares of Stock.

14.         Repayment Upon Restatement:  In the event the Company is required to restate any of its financial statements, the Company may require the Grantee to repay to the

Company the aggregate Fair Market Value of any RSUs that were settled or to cancel any outstanding RSUs.

15.         Section 409A Compliance. It is intended that this Agreement shall comply with the provisions of section 409A of the Code so as not to subject the Grantee to the payment of additional taxes or interest under section 409A of the Code.  In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under section 409A of the Code would result in the Grantee being subject to payment of additional income taxes or interest under section 409A of the Code, the Grantee and the Company agree to amend this Agreement the extent feasible to avoid the application of such taxes or interest under section 409A of the Code.

16.         Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

EMPLOYERS HOLDINGS, INC.

By:
Douglas D. Dirks
President and Chief Executive Officer

GRANTEE